Exhibit 8.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784 Telephone: 214 855 8000 • Facsimile: 214 855 8200

January 18, 2012

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite

650 Houston, Texas 77056

Re:	MAGNUM HUNTER RESOURCES CORPORATION

Gentlemen:

We have acted as special counsel for Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company of 2,000,000 shares of the Company’s 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share and liquidation preference $50.00 per share (the “Series D Preferred Stock”), pursuant to the Registration Statement on Form S-3 (No. 333-174879) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company that became effective on January 18, 2012, including the base prospectus contained therein, and the Prospectus Supplement filed with the Commission by the Company on January 18, 2012 (collectively, the “Prospectus Supplement”), pursuant to a sales agreement dated January 18, 2012 with MLV & Co. LLC and Wunderlich Securities, Inc., as the Company’s non-exclusive sales agents, relating to the “at the market” offering of the Series D Preferred Stock pursuant to Rule 415(a)(4) under the Securities Act of 1933, as amended. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about January 18, 2012, to the incorporation by reference

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES MINNEAPOLIS • MUNICH • NEW YORK • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

Magnum Hunter Resources Corporation

January 18, 2012

of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.